State of Delaware
Secretary of State
Division of Corporations
Delivered 04:28 PM 05/26/2009
FILED 04:07 PM 05/26/2009
SRV 090527394 - 4688821 FILE

AMENDED AND RESTATED
CERTIFICATE OF FORMATION
OF
CAPMARK REO HOLDING LLC

Capmark REO Holding LLC, a Delaware limited liability company having filed its original Certificate of Formation with the Secretary of State of Delaware on May 18, 2009, hereby amends and restates its Certificate of Formation and certifies as follows:

FIRST:	The name of the limited liability company (hereinafter called the “LLC”) is Capmark REO Holding LLC.

SECOND:	The address of the registered office of the LLC in the State of Delaware is: Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

THIRD:
The name and address of the registered agent for service of process on the LLC in the State of Delaware is: Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

FOURTH:
Without the prior consent of Citicorp North America, Inc. (or its successors) as Administrative Agent and Collateral Agent (“Administrative Agent”) under that certain Term Facility Credit and Guaranty Agreement among Capmark Financial Group Inc. as borrower (“Borrower”), the LLC and other Guarantors party thereto, Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and the Initial Lenders and the other Lenders party thereto (the “Credit Agreement”), the LLC shall not engage in any business or activity, hold or acquire any assets, incur any Debt, make any Investments or create or suffer to exist any Liens on any of its assets, other than:

(A)
the ownership and maintenance of Equity Interests in any Person owning property acquired by Borrower (or certain of its Subsidiaries) by foreclosure, acceptance of a deed-in-lieu of foreclosure, abandonment or reclamation from bankruptcy in connection with a default in partial or total satisfaction of a Non-Performing Mortgage Loan;

(B)	maintaining its existence,
(C)	the performance of obligations under the Credit Agreement and the other Loan Documents to which it is a party,
(D)	the receipt of Restricted Payments permitted by the Credit Agreement,
(E)	the consummation of the Transactions,
(F)	the issuance and sale of its Equity Interests,

(G)	the performance of its Guarantee Obligations permitted by the Credit Agreement,
(H)	activities incidental to the businesses or activities described in clauses (A)-(F) above; and
(I)	guaranteeing any debt or obligations owing by any affiliate of Borrower to any other party to the Credit.

Capitalized terms used herein, but not otherwise defined, shall have the meaning ascribed to such terms in the Credit Agreement.

Executed this 22nd day of May, 2009.

/s/ Marisol E. Lauerman
Marisol E. Lauerman, Authorized Person